EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-3 (File No. 333-207006) and Registration Statements on Form S-8 (File Nos. 333-177604, 333-150934 and 333-105203) filed by ITT Corporation (the “Company”) of our reports dated February 19, 2016 relating to the consolidated financial statements of the Company and subsidiaries, and the effectiveness of the Company’s internal control over financial reporting appearing in the Annual Report on Form 10-K for the year ended December 31, 2015.

/s/ Deloitte & Touche LLP
Stamford, Connecticut

February 19, 2016